                                                                    EXHIBIT 99.1


               DSC DIVESTS ITS FIXED WIRELESS LOCAL LOOP BUSINESS

   Leading Venture Capitalists to Form Company Named Airspan Communications
                                  Corporation

    Dallas, January 22, 1998... DSC Communications Corporation announced today that it has entered into a definitive agreement to sell its fixed wireless local loop business to a syndicate of venture capitalists. DSC will retain an approximate 20 percent minority ownership interest in the newly formed company.

    The transaction is to be funded by an investor group headed by Sevin Rosen Funds, InterWest Partners and Oak Investment Partners. Although DSC has no future funding requirements at this time, it can exercise its right to maintain its current ownership percentage in future financings.

    The new company, Airspan Communications Corporation, will conduct its primary operations through a U.K. subsidiary, which will continue to develop and manufacture Airspan( wireless local loop technology. The acquisition results in approximately 80 DSC employees, primarily based in the U.K., being offered immediate employment with the new company.

    "With today's divestiture announcement, DSC now is fully positioned to concentrate on its core product competencies, such as intelligent networking technology, high-capacity switching systems and advanced transport and network management products," said DSC's Allen Adams, senior vice president, Corporate Strategic Planning and Business Development. "At the same time, through our minority ownership in the new venture, we retain for our shareholders the ability to share in the longer-term success that fixed wireless local loop technology can offer the world marketplace."

    As a result of this sale, DSC's 1997 fourth quarter results will include an after-tax charge of approximately $17.4 million ($0.15 per share). DSC is scheduled to announce 1997 fourth quarter and full-year financial results on Monday, Jan. 26, after market close.

    The Airspan product is a CDMA (Code Division Multiple Access)-based wireless fixed access system that offers a variety of services, including 64 Kbit/s telephony, Basic Rate ISDN and n x 64 Kbit/s Digital Leased Lines. The Airspan product's point-to-multipoint architecture uses a central radio site to connect customers within a radius of 15 km.

    DSC Communications is a global provider of advanced telecommunications products, including digital switching, transmission, access and network management systems. DSC's integrated network solutions support voice, data and broadband services, such as intelligent networking, wireless and switched digital video applications. DSC had 1996 annual revenues of approximately $1.4 billion and is active in more than 60 countries worldwide. For more information about DSC and its products, please visit the company's web site at http://www.dsccc.com.

    Airspan is a registered trademark of DSC Communications Corporation.

                                     -end-





                                       5